EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports Record Third Quarter Earnings

Bangor, Maine, October 22, 2004:  Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported record net income of $1.2 million for the three months ended September 30, 2004, a 12% increase over the same period last year.  The Company reported diluted earnings per share of $0.37 for the third quarter of 2004, a 16% increase over 2003’s third quarter earnings per share of $0.32.

The Company reported net income of $3.6 million or earnings per share of $1.04 on a fully diluted basis for the nine months ended September 30, 2004, compared to $3.2 million or earnings per share of $0.92 for the same period last year.

Balance Sheet.  The Company’s consolidated assets were $366.8 million at September 30, 2004, an increase of $35.5 million or 11% from the same date a year ago.  Comparing September 30, 2004 and 2003, total loans grew $34.2 million or 14%.  Real estate lending was strong with residential mortgages growing 13% and home equity balances increasing 27%.  The commercial and commercial real estate portfolio grew at a rate of 13% and consumer loans increased 11% from a year ago.

Total deposits were $293.7 million at quarter end versus $260.1 million a year ago, representing growth of $33.6 million or 13%.  Checking account balances increased $13.6 million or 17% due to deposit relationships associated with new loan business and the new accounts generated by marketing the Bank’s High Performance Checking program.  Comparing September 30, 2004 and 2003, money market balances increased 2%, savings accounts grew 6% and retail certificates of deposit decreased 1%.  Brokered certificates of deposit increased $17.6 million from a year ago as the Company obtained longer-term funding at favorable interest rates.

Net Income.  The Company’s net income for the nine months ended September 30, 2004 amounted to $3.6 million compared to $3.2 million for the same period in 2003, an increase of 12%.  Return on average equity increased to 15.60% for the first nine months of 2004 compared to 14.60% last year and return on average assets decreased to 1.33% from 1.34%.

Net income for the three months ended September 30, 2004 increased $132,000 or 12% compared with the same period in 2003.  Return on assets and return on equity were 1.33% and 16.26%, respectively, for the third quarter of 2004 compared to return on assets of 1.35% and return on equity of 14.97% for the same period in 2003.

Net Interest Income.  Net interest income increased $943,000, or 10%, for the first nine months of 2004 to $10.2 million.  The increase was driven by $40.1 million of growth in average earning assets for the first nine months of 2004 compared to the same period in 2003, which was offset by a decline in the net interest margin.  The Company’s net interest margin decreased to 3.99% for the nine months ended September 30, 2004, compared to 4.09% for the same period in 2003.  Net interest income for the third quarter of 2004 increased 16% to $3.5 million and the net interest margin for the third quarter of 2004 increased to 3.98% from 3.85% for the third quarter of 2003.

Non-Interest Income.  Non-interest income was $3.7 million for the nine months ended September 30, 2004, a decrease of $167,000 compared to the same period in 2003.  Mortgage refinance activity has slowed considerable in 2004 resulting in a decline in mortgage gains of $746,000, or 52%, for the nine months ended September 30, 2004.  Service fees on deposit accounts increased 26%, trust fees grew 18% and gains on investment securities increased $116,000 from a year ago.

Non-interest income was $1.2 million for the third quarter of 2004, a decrease of $203,000 or 15% from a year ago.  Gains on mortgage sales declined 69% while service fees on deposit accounts increased 14%, other service fees increased 23% and trust fees grew 21%.

Non-Interest Expense.  Non-interest expense totaled $8.2 million for the nine months ended September 30, 2004 compared to $8.0 million for the same period last year.  The increase in non-interest expense of $218,000, or 3%, was due to increases in personnel costs of 6%, occupancy costs of 5% and data processing costs of 11%.  These increases were offset by declines in equipment expenses of 11% and other expenses of 4%.   The $83,000 decrease in other expenses was due to a decline in both merchant processing expenses and amortization of mortgage servicing rights.

Non-interest expense increased $65,000, or 2%, to $2.7 million for the third quarter of 2004 compared to the third quarter of 2003.  The increase was the result of an increase in personnel costs of 3%, an increase in other expenses of 6% and a decline in equipment expenses of 20%.

Shareholders’ Equity.  Shareholders’ equity increased $23,000 at September 30, 2004 from December 31, 2003 as increases in net income were offset by cash dividends and stock repurchases.  The Company declared a cash dividend of $.14 per share on the Company’s common stock.  This was an increase of 17% over last year’s third quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5% of its outstanding shares of common stock.  As of September 30, 2004, 16,637 shares had been repurchased under the program.  The repurchase will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share data)	2004	2003	2004	2003
Interest income	$4,782	$4,181	$13,751	$12,813
Interest expense	1,261	1,156	3,593	3,598
Net interest income	3,521	3,025	10,158	9,215
Provision for loan losses	88	111	256	333
Non-interest income	1,168	1,371	3,691	3,858
Non-interest expense	2,719	2,654	8,209	7,991
Income before income taxes	1,882	1,631	5,384	4,749
Income taxes	648	529	1,832	1,590
Net income	$1,234	$1,102	$3,552	$3,159

Per share data
Basic earnings per common share (1)	$0.37	$0.32	$1.05	$0.93
Diluted earnings per common share (1)	$0.37	$0.32	$1.04	$0.92

(1)            Adjusted to reflect the 3% stock dividend in March 2004.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,		December 31,
(In thousands)	2004	2003	2003
Total assets	$366,820	$331,318	$342,189
Loans receivable, net	272,490	238,569	242,860
Loans held for sale	1,170	885	789
Investment securities	69,866	68,144	76,140
Deposits	293,692	260,055	258,848
Shareholders’ equity	30,576	29,787	30,553

Off-Balance Sheet
Trust assets under management	344,704	303,264	315,542
Mortgage servicing portfolio	116,712	101,297	106,864

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2004	2003	2004	2003
Return on average assets (1)	1.33%	1.35%	1.33%	1.34%
Return on average equity (1)	16.26%	14.97%	15.60%	14.60%
Leverage ratio	8.10%	8.98%	8.10%	8.98%
Net interest margin (1)	3.98%	3.85%	3.99%	4.09%
Non-performing assets to total assets	0.17%	0.18%	0.17%	0.18%
Net loan charge-offs to average net loans (1)	0.08%	0.09%	0.06%	0.04%
Allowance for loan losses to total loans	1.37%	1.47%	1.37%	1.47%
Number of shares outstanding (2)	3,340,310	3,430,369	3,340,310	3,430,369
Weighted-average shares outstanding-diluted (2)	3,377,555	3,444,156	3,411,501	3,417,299
Book value per share (2)	$9.15	$8.68	$9.15	$8.68

(1)            Computed on an annualized basis.

(2)            Adjusted to reflect the 3% stock dividend in March 2004.

For further information contact:

Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)

Merrill Merchants Bancshares, Inc.

www.merrillmerchants.com

(207) 942-4800